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                                                                    EXHIBIT 3.1

                             ARTICLES OF INCORPORATION

                                         OF

                            ACACIA RESEARCH CORPORATION,

                                     AS AMENDED


                                         I


            The name of this corporation is ACACIA RESEARCH CORPORATION.


                                         II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than a banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                        III

     The name and address in the State of California of this corporation's initial agent for the service of process is: William D. Segal, Esq., 811 Wilshire, Suite 1700, Los Angeles, California 90017.


                                         IV

     This corporation is authorized to issue only one class of shares of stock, designated "Common Stock," and the number of shares of Common Stock authorized to be issued is 30,000,000, without par value.


                                         V

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

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                                         VI

     The corporation shall have the authority to provide indemnification to agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Articles of Incorporation are true and correct or our own knowledge.

Dated:    May 20, 1998                  /s/   Paul R. Ryan
                                        ------------------------------
                                        Paul R. Ryan, President


                                        /s/   Kathryn King-Van Wie
                                        -------------------------------
                                        Kathryn King-Van Wie, Secretary